Exhibit 22(a)(24)

ProFunds

Form of Amended Designation of Series

The undersigned, being all of the Trustees of ProFunds (the “Trust”), a Delaware business trust, acting pursuant to Section 4.9.2 of the Amended and Restated Declaration of Trust dated October 28, 1997, hereby redesignate the shares of beneficial interest of one series of shares of the Trust, without in any way changing the rights or privileges of any such series or its shareholders, as follows:

Former Designation	New Designation
U.S. Government 10 ProFund	Rising Rates Opportunity 10 ProFund

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the 17th day of June, 2004.

Michael Sapir, as Trustee

Russell S. Reynolds, III, as Trustee

Michael Wachs, as Trustee